UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	November 25, 2008

Interstate Hotels & Resorts, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	1-14331	52-2101815
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

4501 North Fairfax Drive, Suite 500, Arlington, Virginia		22203
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(703) 387-3100

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

8-K RE: NON-COMPLIANCE WITH NYSE CONTINUED LISTING STANDARDS

Interstate Hotels & Resorts, Inc. (NYSE: IHR) (the "Company") announced that it was notified on November 25, 2008, by NYSE Regulation, Inc. ("NYSE Regulation") that it is not in compliance with the New York Stock Exchange’s ("NYSE") continued listing standard related to maintaining a consecutive 30-trading-day average closing price for its common stock of $1.00 per share or above.

On November 21, 2008, the 30-trading-day average closing share price of the Company’s common stock was $0.98 per share. Under NYSE rules, the Company has six months from the date of the NYSE Regulation notice to bring its share price and 30-trading-day average closing price above $1.00. If this condition is not met during the six-month cure period, or if the Company fails to meet the other continued listing standards, NYSE Regulation will commence suspension and delisting procedures.

Under the NYSE rules, the Company has ten business days from the date of the NYSE Regulation notice to notify the NYSE of its intent to cure this non-compliance. The Company intends to notify the NYSE within the required ten business day period that it intends to cure the non-compliance. Under the NYSE rules, the Company’s common stock will continue to be listed on the NYSE during the six month cure period under the symbol "IHR," but will be assigned a ".BC" indicator by the NYSE to signify that the Company is not currently in compliance with the NYSE’s continued listing standards. Although the Company intends to cure its non-compliance and return to full compliance with NYSE continued listing standards, there can be no assurance that it will be able to do so.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Interstate Hotels & Resorts, Inc.

December 2, 2008	By:	/s/ Christopher L. Bennett

Name: Christopher L. Bennett
Title: EVP, Secretary and General Counsel